UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PONO CAPITAL THREE, INC.

(Exact name of registrant as specified in its charter)

British Columbia	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

643 Ilalo Street, #102, Honolulu, Hawaii	96813
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one Class A ordinary share, and one warrant.	The Nasdaq Stock Market LLC

Class A ordinary shares, no par value	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-274502

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed in connection with the continuation and de-registration of Pono Capital Three, Inc. (the “Registrant”) from the Cayman Islands and redomestication of the Registrant as a British Columbia company (the “SPAC Continuance”). The SPAC Continuance became effective on January 11, 2024, and in connection therewith, the Registrant filed the new articles (the “post-continuance Pono Articles”) with the British Columbia Registrar of Companies (the “Registrar”), pursuant to which the Registrar issued a new Notice of Articles and Certificate of Continuation. “New Pono” refers to the Registrant after giving effect to the SPAC Continuance.

The Registrant hereby amends the following items, exhibits or other portions of its Form 8-A originally filed on January 26, 2023 with the Securities and Exchange Commission (the “SEC”) regarding the description of Class A ordinary shares, units, and warrants as set forth herein.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are the Class A ordinary shares, no par value (the “Class A ordinary shares”) of New Pono, the units of New Pono, each consisting of one Class A ordinary share, and one warrant (the “units”), and warrants to purchase Class A ordinary shares of New Pono (the “warrants”).

On August 15, 2023, the Registrant entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Registrant, Pono Three Merger Acquisitions Corp., a British Columbia company and wholly-owned subsidiary of the Registrant (“Merger Sub”) and Robinson Aircraft Ltd., d/b/a Horizon Aircraft (“Horizon”).

Pursuant to the Business Combination Agreement, prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), on January 11, 2024, the Registrant was continued and de-registered from the Cayman Islands and redomesticated as a British Columbia company (the “SPAC Continuance”), and on January 12, 2024, Merger Sub will amalgamate (the “Amalgamation,” together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) with Horizon (the resulting company, “Amalco”), with Amalco being the wholly-owned subsidiary of the Registrant, with shareholders of Horizon receiving Class A ordinary shares in exchange for their existing Horizon common shares

The description of the units set forth under the heading “Description of Securities” in the Registrant’s prospectus forming a part of its Registration Statement on Form S-1 (File No. 333-268283), including exhibits, originally filed with the SEC on November 10, 2022, as thereafter amended and supplemented from time to time (the “S-1 Registration Statement”), to which this Form 8-A/A relates is incorporated by reference herein. The description of the Class A ordinary shares and warrants set forth under the heading “Description of Securities of New Pono Capital” in the Registrant’s prospectus forming a part of its Registration Statement on Form S-4 (File No. 333-274502), originally filed with the SEC on September 13, 2023, as thereafter amended and supplemented from time to time (the “S-4 Registration Statement”), to which this Form 8-A/A relates is incorporated by reference herein. Any form of prospectus or prospectus supplement to the S-1 Registration Statement or the S-4 Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 11, 2024	PONO CAPITAL THREE, INC.

	By:	/s/ Davin Kazama
	Name:	Davin Kazama
	Title:	Chief Executive Officer

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